UNITED STATES
SECURITY AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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Amazon.com, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ITEM 1 -- ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND RELATED MATTERS
BENEFICIAL OWNERSHIP OF SHARES
EXECUTIVE COMPENSATION
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
STOCK PRICE PERFORMANCE GRAPH
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-OF-CONTROL ARRANGEMENTS
ITEM 2 -- STOCKHOLDER PROPOSAL REGARDING USE OF STOCK PRICE INDEXED EXECUTIVE STOCK OPTIONS
AUDITORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXPENSES OF SOLICITATION
OTHER MATTERS
PROPOSALS OF STOCKHOLDERS
ANNUAL REPORT ON FORM 10-K
HOUSEHOLDING

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 28, 2003

       The 2003 Annual Meeting of Stockholders of Amazon.com, Inc. will be held at 9:00 a.m., Pacific Time, on Wednesday, May 28, 2003 in the Metropolitan Ballroom of The Sheraton Seattle Hotel & Towers, 1400 6th Avenue, Seattle, Washington 98101, for the following purposes:

1. To elect six Directors to serve until the next Annual Meeting of Stockholders and until their respective successors are elected and qualified;

2. To consider and act upon the stockholder proposal described herein, if properly presented at the meeting; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      Our Board of Directors recommends you vote “FOR” the election of each of the nominees to the Board and “AGAINST” the stockholder proposal described herein.

      The Board of Directors has fixed March 31, 2003 as the record date for determining stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

      All stockholders are invited to attend the Annual Meeting in person. However even if you expect to be present at the Annual Meeting, we ask that as promptly as possible you either mark, sign, date and return the enclosed proxy card in the postage-paid envelope provided, or vote via the Internet or telephone by following the instructions on your proxy card. Stockholders attending the Annual Meeting may vote in person even if they have previously voted. If you are unable to attend the Annual Meeting in person, you can listen to the webcast live, or on replay, by visiting www.amazon.com/ir.

By Order of the Board of Directors

L. Michelle Wilson
Secretary

Seattle, Washington

April 10, 2003

AMAZON.COM, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 28, 2003

General

      The enclosed proxy is solicited by the Board of Directors of Amazon.com, Inc., a Delaware corporation (the “Company” or “Amazon.com”), for use at the Annual Meeting of Stockholders of the Company to be held at 9:00 a.m., Pacific Time, on Wednesday, May 28, 2003, in the Metropolitan Ballroom of The Sheraton Seattle Hotel & Towers, 1400 6th Avenue, Seattle, Washington 98101, and at any adjournment or postponement thereof.

      The Company’s principal offices are located at 1200 12th Avenue South, Suite 1200, Seattle, Washington 98144. This Proxy Statement and the accompanying proxy card are first being mailed to the stockholders of the Company on or about April 10, 2003.

Outstanding Securities and Voting Rights

      Only holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the close of business on March 31, 2003, the record date, will be entitled to notice of, and to vote at, the Annual Meeting. On that date, the Company had 391,608,672 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting.

      A majority of the outstanding shares of Common Stock present in person or represented by proxy constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the Annual Meeting.

Proxy Voting

      Shares for which proxy cards are properly executed and returned or that are properly voted via the Internet or by telephone will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” the election of each of the nominees to the Board named herein and, if properly presented, “AGAINST” the stockholder proposal described herein. It is not expected that any matters other than the election of Directors and the stockholder proposal described herein will be brought before the Annual Meeting. If, however, other matters are properly presented, the persons named as proxies in the accompanying proxy card will vote in accordance with their discretion with respect to such matters.

      The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares of Common Stock are represented by certificates or book entries in your name so that you appear as a stockholder on the records of the Company’s stock transfer agent, Mellon Investor Services LLC, a proxy card for voting those shares will be included with this Proxy Statement. You may vote those shares by completing, signing and returning the proxy card in the enclosed envelope. Alternatively, by following the instructions on your proxy card, you may vote those shares either via the Internet at www.eproxy.com/amzn or by telephone by calling 1-800-435-6710.

      If you own shares in street name, meaning that your shares of Common Stock are held by a bank or brokerage firm, you may instead receive a voting instruction form with this Proxy Statement that you may use to instruct your bank or brokerage firm how to vote your shares. As with a proxy card, you may vote your shares by completing, signing and returning the voting instruction form in the envelope provided. Alternatively, if your bank or brokerage firm has arranged for Internet or telephonic voting of shares, you may vote by following the instructions for using those services on the voting instruction form. If your bank or brokerage firm uses ADP Investor Communication Services, you may vote your shares via the Internet at www.proxyvote.com or by calling the telephone number on your voting instruction form.

Attendance and Voting at the Annual Meeting

      If you own Common Stock of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted by proxy card, via the Internet or by telephone. If you own Common Stock in street name, you may attend the Annual Meeting but in order to vote your shares at the meeting you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting by one of the methods described above, even if you plan on attending the Annual Meeting. If you have already voted prior to the meeting, you may nevertheless change or revoke your vote at the Annual Meeting in the manner described below.

Revocation

      If you own Common Stock of record you may revoke a previously granted proxy at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any stockholder owning Common Stock in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting.

ITEM 1 — ELECTION OF DIRECTORS

      In accordance with the Company’s Bylaws, the Board has fixed the number of Directors constituting the Board at six, effective at the Annual Meeting. The Nominating Committee of the Board has recommended and the Board has proposed that the following six nominees be elected at the Annual Meeting, each of whom will hold office until the next Annual Meeting of Stockholders and until his or her successor shall have been elected and qualified: Jeffrey P. Bezos, Tom A. Alberg, L. John Doerr, William B. Gordon, Thomas O. Ryder and Patricia Q. Stonesifer. It is intended that each properly executed proxy will be voted “FOR” the election of these nominees, unless the stockholder indicates on the proxy that votes are to be withheld as to one or more nominees. The six nominees for election to the Board who receive the greatest number of votes cast for the election of Directors by the shares present, in person or represented by proxy, shall be elected Directors. Holders of Common Stock are not allowed to cumulate their votes in the election of Directors. Withheld votes and broker nonvotes will have no effect on the outcome of the election. Broker nonvotes occur when a person holding shares in street name, meaning through a bank or brokerage account, does not provide instructions as to how such shares should be voted and the bank or broker does not exercise discretion to vote those shares.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NOMINEE.

Nominees for the Board of Directors

      Biographical information regarding each of the nominees for the Board of Directors is set forth below:

Jeffrey P. Bezos, age 39, has been Chairman of the Board of the Company since founding it in 1994 and Chief Executive Officer since May 1996. Mr. Bezos served as President of the Company from founding until June 1999 and again from October 2000 to the present. Mr. Bezos is also a director of drugstore.com, inc.

Tom A. Alberg, age 63, has been a Director of the Company since June 1996. Mr. Alberg has been a managing director of Madrona Venture Group, L.L.C., a venture capital firm, since September 1999, and a principal in Madrona Investment Group, L.L.C., a private investment firm, since January 1996. Mr. Alberg is also a director of Advanced Digital Information Corporation, as well as several private companies.

L. John Doerr, age 51, has been a Director of the Company since June 1996. Mr. Doerr has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since September 1980. Mr. Doerr is also a director of drugstore.com, inc., Handspring, Inc., Homestore.com, Inc., Intuit, Inc. and Sun Microsystems, Inc., as well as several private companies.

William B. Gordon, age 53, has been a Director of the Company since April 2003. Mr. Gordon is a co-founder of Electronic Arts, Inc. and has been Executive Vice President and Chief Creative Officer of Electronic Arts, Inc. since March 1998. From October 1995 to March 1998, Mr. Gordon served as Executive Vice President, Marketing, of Electronic Arts, Inc.

Thomas O. Ryder, age 58, has been a Director of the Company since November 2002. Mr. Ryder has been Chairman and Chief Executive Officer of Reader’s Digest Association, Inc. since April 1998. Prior to April 1998, Mr. Ryder was President of American Express Travel Related Services International. Mr. Ryder is also a director of Reader’s Digest Association, Inc. and Starwood Hotels & Resorts Worldwide, Inc.

Patricia Q. Stonesifer, age 46, has been a Director of the Company since February 1997. Since June 1997, Ms. Stonesifer has served as President and Co-Chair of the Bill and Melinda Gates Foundation. Ms. Stonesifer is also a director of Viacom, Inc.

      Although the Board anticipates that the six nominees will be available to serve as Directors of the Company, if any of them should be unwilling or unable to serve, it is intended that the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board, or the Board may determine to decrease the size of the Board.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board of Directors Meetings and Committees

      The Board meets regularly during the year to review matters affecting the Company and to act on matters requiring Board approval. It also holds special meetings whenever circumstances require and may act by unanimous written consent. During 2002, there were seven meetings of the Board. All incumbent Directors attended at least 75% of the aggregate of the meetings of the Board and committees of which they were members.

      The Board has established an Audit Committee, a Compensation and Leadership Development Committee and a Nominating Committee. The Audit, Compensation and Leadership Development and Nominating Committees are responsible to the full Board. The functions performed by these committees are summarized below.

      Audit Committee. The Audit Committee assists the Board in fulfilling its oversight responsibility relating to the Company’s financial statements and financial reporting process, the qualifications, independence and performance of the Company’s independent auditors, the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements. The Audit Committee operates in accordance with a written charter adopted by the Board, a copy of which is attached to this Proxy Statement as Appendix A. The current members of the Audit Committee are Mr. Alberg, Mr. Ryder and Ms. Stonesifer. Mr. Alberg is Chairman of the Audit Committee. Each member of the Audit Committee is independent as defined by Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards. The Audit Committee met nine times in 2002.

      Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee reviews and approves the compensation of the Company’s executive officers; evaluates the Company’s programs and practices for ensuring the continuity of capable leadership; reviews and administers the Company’s stock-based compensation; assesses all compensation programs, including any dilutive impact on stockholders; and makes recommendations to the Board regarding such matters, all with a view toward maximizing stockholder value. The current members of the Compensation and Leadership Development Committee are Mr. Doerr and Mr. Gordon. Mr. Doerr is the Chairman of the Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee met five times in 2002.

      Nominating Committee. The Nominating Committee reviews and assesses the composition of the Board, assists in identifying potential new candidates for Director, including nominees recommended to the Secretary of the Company in writing by stockholders, and recommends candidates for election as Directors. The current members of the Nominating Committee are Mr. Doerr and Ms. Stonesifer. Mr. Doerr is Chairman of the Nominating Committee. The Nominating Committee met two times in 2002.

Compensation of Directors

      Directors of the Company do not receive cash compensation for their services as Directors or as members of committees of the Board, but are reimbursed for their reasonable expenses incurred in attending meetings of the Board. At the discretion of the Board, Directors are eligible to receive stock-based awards under the Company’s 1997 Stock Incentive Plan. On November 6, 2002, Directors Alberg, Doerr and Stonesifer were each granted a restricted stock unit award with respect to 30,000 shares of Common Stock, and Mr. Ryder, who was appointed as a Director of the Company on that date, was granted a restricted stock unit award with respect to 35,000 shares of Common Stock. Each of these restricted stock unit awards vests at the rate of 60% on November 6, 2005, 20% on November 6, 2006, and 20% on November 6, 2007, subject to the recipient’s continued service as a Director of the Company. On April 9, 2003, Mr. Gordon, who was appointed as a Director of the Company on that date, was granted a restricted stock unit award with respect to 30,000 shares of Common Stock. This restricted stock unit award vests at the rate of 60% on April 9, 2006, 20% on April 9, 2007, and 20% on April 9, 2008, subject to Mr. Gordon’s continued service as a Director of the Company.

BENEFICIAL OWNERSHIP OF SHARES

      The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 2, 2003 (except as otherwise indicated) by (i) each person or entity known by the Company to beneficially own more than 5% of the Common Stock, (ii) each Director of the Company, (iii) each executive officer of the Company for whom compensation information is given in the Summary Compensation Table in this Proxy Statement, and (iv) all Directors and executive officers as a group. Except as otherwise indicated, and subject to any interests of the reporting person’s spouse, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

	Amount and Nature of		Percent of
Name and Address of Beneficial Owner	Beneficial Ownership		Class

Jeffrey P. Bezos	107,960,030		27.57%
1200 12th Avenue South, Suite 1200
Seattle, WA 98144

Legg Mason, Inc. on behalf of its investment advisory subsidiaries	59,338,420	(1)	14.96%
100 Light Street Baltimore, MD 21202

Tom A. Alberg	451,154	(2)	*

L. John Doerr	2,963,348	(3)	*

William B. Gordon	-0-	(4)	*

Mark S. Hansen	16,000	(5)	*

Thomas O. Ryder	7,500		*

Patricia Q. Stonesifer	535,883	(6)	*

Richard L. Dalzell	597,500	(7)(8)	*

Mark S. Peek	99,667	(9)	*

Thomas J. Szkutak	-0-		*

Jeffrey A. Wilke	133,745	(8)(10)	*

All Directors and Executive Officers as a group (13 persons)	113,078,741	(11)	28.78%

*	Less than 1%

(1)	As of December 31, 2002, based on information provided by Legg Mason, Inc. in an amendment to Schedule 13G filed March 6, 2003. Includes 5,079,684 shares issuable upon conversion of the Company’s 4.75% Convertible Subordinated Notes due 2009. Legg Mason’s various investment advisory subsidiaries have shared voting and investment power with respect to all of the reported shares.

(2)	Includes 43,000 shares held by a charitable trust of which Mr. Alberg is a trustee and as to which he shares voting and investment power. Mr. Alberg disclaims beneficial ownership of shares of Common Stock held by the charitable trust.

(3)	Includes 11,454 shares owned by KPCB Information Sciences Zaibatsu Fund II, a California limited partnership (“KPCB Info”), and 16,605 shares held as trustee of a trust for the benefit of persons unrelated to Mr. Doerr (the “Trust”). Mr. Doerr is a general partner of KPCB VII Associates, L.P., a California limited partnership, which is the general partner of KPCB Info. Mr. Doerr disclaims beneficial ownership of shares of Common Stock held by the Trust and disclaims beneficial ownership of shares of Common Stock held by KPCB Info except to the extent of any indirect pecuniary interest in his distributive shares therein.

(4)	Mr. Gordon was elected as a Director of the Company on April 9, 2003.

(5)	Includes 15,000 shares issuable upon the exercise of stock options exercisable within 60 days of April 2, 2003. Mr. Hansen is not standing for re-election at the Annual Meeting.

(6)	Includes 450,000 shares issuable upon the exercise of stock options exercisable within 60 days of April 2, 2003.

(7)	Includes 537,500 shares issuable upon the exercise of stock options exercisable within 60 days of April 2, 2003.

(8)	Includes 60,000 shares of restricted stock that are subject to forfeiture in the event of the termination of the holder’s employment with the Company, which forfeiture risk lapses over time in accordance with a vesting schedule.

(9)	Includes 49,667 shares issuable upon the exercise of stock options exercisable within 60 days of April 2, 2003, and 50,000 shares of restricted stock that are subject to forfeiture in the event of the termination of the holder’s employment with the Company, which forfeiture risk lapses over time in accordance with a vesting schedule.

(10)	Includes 73,745 shares issuable upon the exercise of stock options exercisable within 60 days of April 2, 2003.

(11)	Includes, in addition to the shares set forth in the table above, 313,914 shares beneficially owned by other executive officers of the Company, of which 120,000 shares are restricted stock subject to forfeiture in the event of the termination of the holder’s employment with the Company, which forfeiture risk lapses over time in accordance with a vesting schedule, and 193,714 shares are issuable upon the exercise of stock options granted to such other executive officers that are exercisable within 60 days of April 2, 2003.

EXECUTIVE COMPENSATION

Compensation Summary

      The following table sets forth for the year ended December 31, 2002, the compensation received by (i) the Company’s Chief Executive Officer, and (ii) the Company’s other four most highly compensated executive officers based on salary and bonus for the year ended December 31, 2002 (the “named executive officers”).

Summary Compensation Table

								Long-Term Compensation
		Annual Compensation						Awards

								Restricted		Securities
						Other Annual		Stock		Underlying		All Other
Name and Principal Position	Year	Salary		Bonus		Compensation		Awards		Options(#)		Compensation

Jeffrey P. Bezos	2002	$81,840		—		—		—		—		—
Chief Executive Officer	2001	81,840		—		—		—		—		—
	2000	81,840		—		—		—		—		—

Richard L. Dalzell	2002	211,502		$1,000,000		—		—		—		—
Senior Vice President,	2001	211,502		—		—		$840,000	(1)	1,400,000		—
Worldwide Architecture	2000	210,052		—		—		—		150,000		—
and Platform Software and Chief Information Officer

Mark S. Peek	2002	145,000		2,018,750	(2)	—		—		—		—
Vice President and	2001	128,750		225,000	(3)	—		504,000	(4)	422,667	(5)	—
Chief Accounting Officer	2000	100,520		450,000	(3)	—		—		283,334	(6)	$500

Thomas J. Szkutak	2002	37,500	(7)	650,000	(3)	$1,705	(8)	9,670,000	(9)	—		7,290	(10)
Senior Vice President and	2001	—		—		—		—		—		—
Chief Financial Officer	2000	—		—		—		—		—		—

Jeffrey A. Wilke	2002	150,000		600,000	(3)	—		—		—		—
Senior Vice President,	2001	143,130		533,333	(11)	—		840,000	(1)	1,465,000	(5)	—
Worldwide Operations and	2000	121,680		1,066,667	(12)	25,822	(8)	—		230,000	(6)	86,610
Customer Service

(1)	Represents the aggregate value on date of grant of a restricted stock grant made on April 4, 2001 consisting of 100,000 shares of Common Stock. This restricted stock grant vests at the rate of 40% on March 31, 2003 and 20% on each March 31 thereafter until fully vested on March 31, 2006. The unvested portion of each restricted stock grant is subject to forfeiture upon termination of the holder’s employment with the Company. The holder of the restricted stock grant enjoys all benefits of ownership of the shares of Common Stock, including the right to vote the shares and to receive any dividends with respect to the shares, other than the right to transfer or dispose of the shares. At December 31, 2002, based on the closing price of the Common Stock of $18.89 per share as reported on the Nasdaq National Market on that date, this restricted stock grant had an aggregate value of $1,889,000.

(2)	See “Employment Contracts, Termination of Employment and Change-of-Control Arrangements — Employment Arrangements.”

(3)	Represents a signing bonus.

(4)	Represents the aggregate value on date of grant of a restricted stock grant made on August 15, 2001 consisting of 50,000 shares of Common Stock. This restricted stock grant vests at the rate of 40% on February 1, 2004, and 20% on each February 1 thereafter until fully vested on February 1, 2007. The unvested portion of this restricted stock grant is subject to forfeiture upon termination of the holder’s employment with the Company. The holder of the restricted stock grant enjoys all benefits of ownership of the shares of Common Stock, including the right to vote the shares and to receive any dividends with respect to the shares, other than the right to transfer or dispose of the shares. At December 31, 2002, based on the closing price of the Common Stock of $18.89 per share as reported on the Nasdaq National Market on that date, this restricted stock grant had an aggregate value of $944,500.

(5)	Includes shares subject to options granted pursuant to the Company’s offer to exchange certain outstanding stock options for options to purchase a lesser number of shares at a lower exercise price. See Footnote 6 below.

(6)	In the first quarter of 2001, Messrs. Peek and Wilke accepted the Company’s offer to exchange their outstanding stock options, resulting in the cancellation of these options and the grant of an option to purchase an aggregate of 122,667 shares to Mr. Peek and an option to purchase an aggregate of 240,000 shares to Mr. Wilke. Mr. Dalzell was ineligible for this exchange pursuant to its terms.

(7)	Represents base salary paid to Mr. Szkutak after he commenced employment with the Company on October 1, 2002.

(8)	Represents tax reimbursement in connection with relocation expenses.

(9)	Represents the aggregate value on date of grant of a restricted stock unit award made to Mr. Szkutak on November 6, 2002 with respect to 500,000 shares of Common Stock. On such date, the closing price of the Common Stock as reported on the Nasdaq National Market was $19.34 per share. This restricted stock unit award vests at the rate of 28.5714% on October 1, 2004 and an additional 14.2857% on each October 1 thereafter until fully vested on October 1, 2009. At December 31, 2002, based on the closing price of the Common Stock of $18.89 per share as reported on the Nasdaq National Market on that date, this restricted stock unit award had an aggregate value of $9,445,000.

(10)	Represents payment by the Company of relocation expenses.

(11)	Of this amount, $200,000 represents a signing bonus and $333,333 represents the portion of a special bonus awarded in 2000 and paid in 2001. See “Employment Contracts, Termination of Employment and Change-of-Control Arrangements — Employment Arrangements.”

(12)	Of this amount, $400,000 represents a signing bonus and $666,667 represents the portion of a special bonus awarded in 2000 and paid in 2000. See “Employment Contracts, Termination of Employment and Change-of-Control Arrangements — Employment Arrangements.”

Aggregated Option Exercises in 2002 and Fiscal Year-End Option Values

      The following table sets forth information concerning option exercises during the last fiscal year and the outstanding options held at December 31, 2002, the Company’s most recent fiscal year-end, by the named executive officers.

Aggregated Option Exercises in 2002 and Fiscal Year-End Option Values

Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		Fiscal Year-End(#)		Fiscal Year-End(1)
	Acquired on	Value
Name	Exercise(#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Jeffrey P. Bezos	—	—	—	—	—	—
Richard L. Dalzell	460,000	$7,304,244	432,500	1,857,500	$5,319,844	$13,183,500
Mark S. Peek	64,000	437,214	48,444	310,223	267,168	3,344,379
Thomas J. Szkutak	—	—	—	—	—	—
Jeffrey A. Wilke	196,213	1,664,832	73,767	1,195,020	406,825	12,988,519

(1)	Amounts equal the closing price of $18.89 per share of the Common Stock on December 31, 2002, less the option exercise price, multiplied by the number of shares exercisable or unexercisable.

Compensation and Leadership Development Committee Report on Executive Compensation

      The Company offers compensation packages designed to attract and retain outstanding employees and to encourage and reward the achievement of corporate goals. Through broad-based employee ownership of Common Stock, the Company seeks to align employee financial interests with long-term stockholder value.

      Executive officers receive total compensation packages in line with their responsibilities and expertise. The Company believes that the majority of an executive’s compensation should be closely tied to overall Company performance. Accordingly, base salaries for executive officers in most cases are relatively low, but are accompanied by significant stock award grants and, in certain cases, cash bonuses.

      Base Salaries. Salaries for the Company’s executive officers are based on the executive’s contribution to Company performance, level of responsibility, experience and breadth of knowledge. Base salaries for executive officers generally are designed to be significantly less than those paid by similar companies. These lower base salaries are combined with large stock award grants, so that the major portion of the executive’s pay is tied to Company performance, and with cash bonuses. In 2002, one executive officer received a salary increase from 2001, but base salaries remain significantly below market rates.

      Stock-Based Compensation. The Company seeks to align the long-term interests of its executive officers with those of its stockholders. As a result, each executive officer receives a significant stock award grant when he or she joins the Company or is promoted to executive officer. Grant sizes are determined based on various subjective factors, primarily related to the individual’s anticipated contributions to the Company’s success. The Company also has granted additional stock awards to executive officers on a periodic basis, based on various subjective factors primarily related to the Compensation and Leadership Development Committee’s assessment of each officer’s anticipated contributions to the Company’s success.

      In late 2002, the Company implemented a restricted stock unit program as its primary vehicle for employee stock-based compensation. Except for a new hire grant of restricted stock units to one executive officer, executive officers did not receive any stock-based compensation awards in 2002, based largely on the Committee’s assessment of the level of stock-based awards currently held by executive officers.

      Bonus Compensation. In 2002, the Company granted bonus opportunities to certain executive officers payable based upon the achievement of performance goals in 2002 and part of 2003. Consistent with past practice, the Company in 2002 also agreed to pay a newly-hired executive officer a multi-year bonus to encourage him to join the Company, paid three executive officers special bonuses, including one multi-year bonus, to align their compensation at competitive levels and made bonus payments under pre-existing contractual commitments. The Company intends to make additional cash bonuses to executive officers from time to time based on performance and potential.

      Chief Executive Officer Compensation. Mr. Bezos received $81,840 in cash compensation from the Company during 2002. Mr. Bezos’ compensation was considerably less than may have been paid to an individual with similar responsibilities in a similar industry. Due to Mr. Bezos’ substantial ownership in the Company (approximately 28%), Mr. Bezos requested not to receive additional compensation in 2002.

      Ongoing Review. The Compensation and Leadership Development Committee will evaluate the Company’s compensation policies on an ongoing basis to determine whether they enable the Company to attract, retain and motivate key personnel. To meet these objectives, the Company may from time to time increase salaries, grant additional stock awards or provide other short- and long-term incentive compensation to executive officers, including Mr. Bezos.

      Section 162(m). Compensation payments in excess of $1 million to the Chief Executive Officer or the other four most highly compensated executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation and Leadership Development Committee does not expect cash compensation in 2003 to its Chief Executive Officer to be in excess of $1 million. In certain years, cash compensation to some of the Company’s executive officers may be in excess of $1 million and not qualify as performance-based. The Company intends to maintain qualification of its 1997 Stock Incentive Plan for the performance-based exception to the $1 million limitation on deductibility of compensation payments, although not all awards under that plan will qualify for the exception.

The Compensation and Leadership Development Committee

L. John Doerr
William B. Gordon

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

      The following table sets forth information concerning the Company’s equity compensation plans as of December 31, 2002:

			Number of Securities
	Number of Securities to be	Weighted-average	Remaining Available
	Issued Upon Exercise of	Exercise Price of	for Future Issuance
	Outstanding Options,	Outstanding Options,	Under Equity
Plan Category	Warrants and Rights	Warrants and Rights	Compensation Plans

Equity compensation plans approved by stockholders	25,916,387 (1)	$11.6431 (2)	68,012,028 (3)

Equity compensation plans not approved by stockholders	18,921,271	$12.2948	15,684,295

Total	44,837,658 (4)	$11.9374	83,696,323

(1)	Includes 2,934,291 shares issuable pursuant to restricted stock unit awards. There is no exercise price associated with a restricted stock unit award.

(2)	Calculation excludes shares subject to restricted stock unit awards.

(3)	Under the terms of the Company’s 1997 Stock Incentive Plan (the “1997 Plan”), the maximum number of shares issuable pursuant to such plan is increased as of the first day of each fiscal year of the Company, commencing January 1, 2001, by an amount equal to (a) the lesser of (i) 4% of the outstanding Common Stock as of the end of the immediately preceding fiscal year, and (ii) 15 million shares, or (b) a lesser amount as determined by the Compensation and Leadership Development Committee of the Board.

(4)	Excludes 101,952 shares of Common Stock issuable upon exercise of stock options having a weighted average exercise price of $1.7098 that are outstanding under stock option plans assumed by the Company as a result of acquisitions.

      Equity Compensation Plans Not Approved By Security Holders. The Board adopted the 1999 Nonofficer Employee Stock Option Plan (the “1999 Plan”) to enable the grant of nonqualified stock options to employees, consultants, agents, advisors and independent contractors of the Company and its subsidiaries who are not otherwise officers or directors of the Company. The 1999 Plan has not been approved by the Company’s stockholders. The Compensation and Leadership Development Committee of the Board is the administrator of the 1999 Plan, and as such determines all matters relating to options granted under the 1999 Plan, including the selection of the recipients, the size of the grants and the conditions to vesting and exercisability. The Compensation and Leadership Development Committee has delegated authority to make grants under the 1999 Plan to another committee of the Board and to certain officers of the Company, subject to specified limitations on the size and terms of such grants. A maximum of forty million shares of Common Stock were reserved for issuance under the 1999 Plan. In November 2002, the Company implemented a restricted stock unit program as its primary vehicle for employee stock-based compensation. Restricted stock units awarded pursuant to this program can only be granted under the stockholder-approved 1997 Plan.

STOCK PRICE PERFORMANCE GRAPH

      The graph set forth below compares cumulative total return on the Common Stock with the cumulative total return of the S&P Retailing Index, the Morgan Stanley High-Technology Index and the Nasdaq Total U.S. Index, resulting from an initial assumed investment of $100 in each and assuming the reinvestment of any dividends, based on closing prices, for the period from December 31, 1997 to December 31, 2002.

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Amazon.com	$100	$1,066	$1,516	$310	$215	$376
S&P Retailing Index	100	161	221	169	197	150
Morgan Stanley High-Technology Index	100	195	412	299	227	129
Nasdaq Total U.S. Index	100	141	262	158	125	86

      Note: Stock price performance shown in the Stock Price Performance Graph for the Common Stock is historical and not necessarily indicative of future price performance.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND

CHANGE-OF-CONTROL ARRANGEMENTS

Option Plans

      1997 Stock Incentive Plan and 1999 Nonofficer Employee Stock Option Plan. In the event of (i) the merger or consolidation of the Company in which it is not the surviving corporation pursuant to which shares of Common Stock are converted into cash, securities or other property (other than a merger in which holders of Common Stock immediately before the merger have the same proportionate ownership of the capital stock of the surviving corporation immediately after the merger), (ii) the sale, lease, exchange or other transfer of all or substantially all of the Company’s assets (other than a transfer to a majority-owned subsidiary), or (iii) the approval by the holders of Common Stock of any plan or proposal for the Company’s liquidation or dissolution (each a “Corporate Transaction”), the Compensation and Leadership Development Committee will determine whether provisions will be made in connection with the Corporate Transaction for the assumption of the options and other awards, including restricted stock and restricted stock units, under the 1997 Plan and the 1999 Plan or the substitution of appropriate new options or awards covering the stock of the successor corporation or an affiliate of the successor corporation. If the Compensation and Leadership Development Committee determines that no such assumption or substitution will be made, each outstanding option and award under the 1997 Plan and the 1999 Plan will automatically accelerate so that it will become 100% vested and exercisable immediately before the Corporate Transaction.

Employment Arrangements

      Richard L. Dalzell. Mr. Dalzell’s employment offer letter provided for an initial annual salary of $200,000. Mr. Dalzell’s employment is for no specified length of time. In addition to Mr. Dalzell’s base salary, he received a $25,000 relocation allowance paid on his first day of full-time employment with the Company and a $150,000 signing bonus paid with his first regular paycheck. The Company also granted Mr. Dalzell an option to purchase a total of 1,500,000 shares of Common Stock (as adjusted to reflect subsequent stock splits) pursuant to his employment offer letter.

      Mark S. Peek. Mr. Peek’s employment offer letter provided for an initial annual salary of $125,000. Mr. Peek’s employment is for no specified length of time. In addition to Mr. Peek’s base salary, he received a $675,000 signing bonus, $450,000 of which was paid with his first regular paycheck and $225,000 of which was paid with his paycheck following the first anniversary of his start date with the Company. The Company also granted Mr. Peek an option to purchase 200,000 shares of Common Stock pursuant to his employment offer letter. This option and all other eligible options held by Mr. Peek were exchanged for an option to purchase 122,667 shares of Common Stock at an exercise price of $13.375 per share with a term expiring September 30, 2003, pursuant to an option exchange offer made by the Company on January 31, 2001. This option was fully vested on February 14, 2003. In April 2002, subject to certain conditions noted below, Mr. Peek was granted a special cash bonus in the amount of $2,000,000 (which superceded a prior bonus commitment of $225,000 for the period March 2002 to March 2003, a portion of which had already been earned as of such date). This bonus is earned by Mr. Peek at a rate of $33,333.33 per month through March 2007. If his employment with the Company is terminated for any reason prior to March 31, 2007, he must reimburse the Company for any unearned portion of this bonus.

      Thomas J. Szkutak. Mr. Szkutak’s employment offer letter provided for an initial annual salary of $150,000. Mr. Szkutak’s employment is for no specified length of time. In addition to Mr. Szkutak’s base salary, he received a bonus in the amount of $500,000 with his first regular paycheck. Subject to certain conditions noted below, Mr. Szkutak is also entitled to receive a signing bonus in the amount of $2,400,000, payable in equal monthly installments of $50,000 commencing October 2002 through September 2006. In the event Mr. Szkutak’s employment is terminated for any reason prior to September 30, 2006, he will forfeit all subsequent installments. The Company also granted Mr. Szkutak a restricted stock unit award with respect to 500,000 shares of Common Stock pursuant to his employment offer letter, 28.5714% of which will vest on October 1, 2004 and an additional 14.2857% of which will vest on each October 1 thereafter until fully vested on October 1, 2009.

      Jeffrey A. Wilke. Mr. Wilke’s employment offer letter provided for an initial annual salary of $120,000. Mr. Wilke’s employment is for no specified length of time. In addition to Mr. Wilke’s base salary, and subject to certain conditions noted below, he was entitled to receive a $2,000,000 signing bonus payable in four annual installments. The first installment of $800,000 was paid in 1999 with Mr. Wilke’s first regular paycheck; the second installment of $400,000 was paid with his paycheck following September 7, 2000; the third installment of $200,000 was paid with his paycheck following September 7, 2001; and the fourth installment of $600,000 was paid with his paycheck following September 7, 2002. In the event Mr. Wilke’s employment is terminated voluntarily or for cause during the first four years, he must reimburse the Company for that year’s installment of the signing bonus on a pro-rated monthly basis. The Company also granted Mr. Wilke options to purchase a total of 1,000,000 shares of Common Stock pursuant to his employment offer letter. These options and all other eligible options held by Mr. Wilke were exchanged for an option to purchase 240,000 shares of Common Stock at an exercise price of $13.375 per share with a term expiring September 30, 2003, pursuant to an option exchange offer made by the Company on January 31, 2001. This option was fully vested on February 14, 2003. In May 2000, Mr. Wilke was granted a special cash bonus in the amount of $1,000,000, payable in equal monthly installments over a one-year period beginning with his paycheck for May 2000. This bonus has been paid in full.

ITEM 2 — STOCKHOLDER PROPOSAL REGARDING USE OF STOCK PRICE INDEXED EXECUTIVE STOCK OPTIONS

      The International Brotherhood of Electrical Workers’ Pension Benefit Fund, 1125 Fifteenth Street N.W., Washington, D.C. 20005, a stockholder that as of December 31, 2002 owned 31,500 shares of Common Stock, has notified the Company of its intention to propose the following resolution at the Annual Meeting. The affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy is required to adopt the following proposal. Broker nonvotes will have no effect on the outcome of this matter. Abstentions will be counted as present at the Annual Meeting for purposes of this proposal and will have the effect of a vote against the proposal. FOR THE REASONS SET FORTH BELOW, THE BOARD RECOMMENDS A VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

Beginning of Proposal and Statement of The International Brotherhood of Electrical Workers’ Pension Benefit Fund

      RESOLVED, that the stockholders of Amazon.com, Inc. (the “Company”) request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company’s stock price performance exceeds the peer group performance level.

          Statement of Support

As long-term stockholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. The resolution requests that the Company’s Board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company’s proxy statement to compare 5 year stock price performance.

Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and stockholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of stockholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform.

End of Proposal and Statement of The International Brotherhood of Electrical Workers’ Pension Benefit Fund

Recommendation of the Board of Directors on Item 2

      The Company seeks to align employee financial interests, including those of executive officers, with long-term stockholder value and believes that the majority of an executive officer’s compensation should be closely tied to overall Company performance. However, for the reasons set forth below, the Board of Directors believes that adopting the policy described in the stockholder proposal would unduly restrict the Compensation and Leadership Development Committee’s executive compensation strategies. In addition, the Board believes that such a policy is not warranted given the Company’s restricted stock unit program and other compensation initiatives. The Board therefore recommends that you vote “AGAINST” this proposal.

      The Compensation and Leadership Development Committee, which is comprised solely of independent directors, reviews and approves the compensation of the Company’s executive officers, assesses all compensation programs and makes recommendations to the Board regarding such matters. The stockholder proposal would limit the Compensation and Leadership Development Committee’s flexibility by requiring that all stock options granted to executives be tied to a specific performance measure in a specific way. The Board believes that the Compensation and Leadership Development Committee should be able to measure and reward executive performance by criteria other than stock price performance relative to an index, and should retain the flexibility to design stock-based compensation packages in various ways as the Company’s goals and challenges change. At this time, the Board believes that the Company most effectively ties executive compensation to overall Company performance by pursuing its current strategy of offering executive officers low base salaries, significant stock-based compensation awards and, in certain cases, cash bonuses.

      The Board of Directors also believes that the restricted stock unit program implemented by the Compensation and Leadership Development Committee in November 2002 as the primary vehicle for employee stock-based compensation is preferable to the policy advocated in this proposal. The Committee believes this program better aligns the interests of employees with stockholders since employees participate directly in the movements of the stock price over time — both favorable and unfavorable. Additionally, by using restricted stock units instead of stock options, the Compensation and Leadership Development Committee believes it can reduce the dilutive impact of employee stock-based awards. Finally, the restricted stock unit program retains the flexibility for the Compensation and Leadership Development Committee to tie the grant, vesting or any forfeiture of Common Stock awards to criteria that it determines best suits the goals of the Company’s compensation programs, including continued employment and the satisfaction of performance criteria selected by the Committee.

      For these reasons, the Board recommends that you vote “AGAINST” the proposal regarding indexing all stock options granted to executive officers.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

AUDITORS

      The Audit Committee has selected Ernst & Young LLP (“E&Y”) to continue as its independent public accountants for the fiscal year ending December 31, 2003. Representatives of E&Y are expected to attend the Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from stockholders.

Audit Fees

      Audit fees include the aggregate fees billed for the audit of the Company’s annual consolidated financial statements and the reviews of each of the quarterly consolidated financial statements included in the Company’s Forms 10-Q. These fees also include statutory audit work performed with respect to certain of the Company’s international subsidiaries. The aggregate audit fees billed to the Company by E&Y for the fiscal year ended December 31, 2002 were $1,400,000. The aggregate audit fees billed to the Company by E&Y for the fiscal year ended December 31, 2001 were $1,400,000.

Audit-Related Fees

      Audit-related fees include accounting advisory services related to the adoption of new accounting standards, review of new service agreements, special one-time events (such as the Company’s implementation of certain accounting pronouncements) and services performed in connection with stockholders’ equity-related matters. The aggregate audit-related fees billed to the Company by E&Y for the fiscal year ended December 31, 2002 were $400,000. The aggregate audit-related fees billed to the Company by E&Y for the fiscal year ended December 31, 2001 were $600,000.

Tax Fees

      Tax fees include tax consulting for global employee (expatriate) solution services, foreign tax planning and tax reorganization planning services. The aggregate tax fees billed to the Company by E&Y for the fiscal year ended December 31, 2002 were $127,000. The aggregate tax fees billed to the Company by E&Y for the fiscal year ended December 31, 2001 were $1,200,000. The amount paid to E&Y in 2002 for tax fees declined from the amount paid in 2001 as a result of the Company’s decision to obtain these non-audit services from a different accounting firm.

Other Fees

      Other than fees relating to the services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees,” there were no additional fees billed by E&Y for services rendered to the Company for the fiscal year ended December 31, 2002 or the fiscal year ended December 31, 2001.

Audit Committee Report

      The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The

Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to accounting principles generally accepted in the United States.

      In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2002 (the “Audited Financial Statements”). The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.

      Following the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

The Audit Committee

Tom A. Alberg
Thomas O. Ryder
Patricia Q. Stonesifer

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the year ended December 31, 2002, its officers, Directors and greater-than-10% stockholders complied with all Section 16(a) filing requirements, with the exception of L. John Doerr, who filed a Form 5 in February 2003 to report two previously unreported gift transactions and a correction in the number of shares of Common Stock he received in connection with distributions made by a partnership of which Mr. Doerr is a general partner.

EXPENSES OF SOLICITATION

      The accompanying proxy is solicited by and on behalf of the Board of Directors, and the cost of such solicitation will be borne by the Company. Georgeson Shareholder Communications, Inc. will distribute proxy materials to beneficial owners, may solicit proxies by personal interview, mail, telephone and electronic communications, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held on the record date by such persons. The Company will pay Georgeson Shareholder Communications $5,000 for its proxy solicitation services and will reimburse Georgeson Shareholder Communications for payments made to brokers and other nominees for their expenses in forwarding solicitation materials. Solicitations also may be made by personal interview, telephone and electronic communications by Directors, officers and other employees of the Company without additional compensation.

OTHER MATTERS

      As of the date hereof, there are no other matters that the Company intends to present, or has reason to believe others will present, at the Annual Meeting. If, however, other matters properly come before the Annual Meeting, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.

PROPOSALS OF STOCKHOLDERS

      Proposals of stockholders to be considered for inclusion in the Proxy Statement and proxy card for the 2004 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Secretary of the Company on or before December 12, 2003. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s Proxy Statement.

      In addition, the Company’s Bylaws include advance notice provisions that require stockholders desiring to bring nominations or other business before an annual stockholders meeting to do so in accordance with the terms of the advance notice provisions regardless of whether the stockholder seeks to include such matters in the Company’s Proxy Statement pursuant to Rule 14a-8. These advance notice provisions require that, among other things, stockholders give timely written notice to the Secretary of the Company regarding such nominations or other business and otherwise satisfy the requirements set forth in the Bylaws. To be timely, a stockholder who intends to present nominations or a proposal at the 2004 Annual Meeting of Stockholders without inclusion of the proposal in the Company’s proxy materials must provide written notice of the nominations or other business they wish to propose to the Secretary no earlier than February 28, 2004, and no later than March 29, 2004. However, in the event the 2004 Annual Meeting of Stockholders is to be held on a date that is more than 30 days before or more than 60 days after May 28, 2004, then such notice must be received not earlier than the 90th day and not later than the 60th day prior to the date of the 2004 Annual Meeting of Stockholders (or, if the Company gives less than 60 days’ notice of such meeting, not later than the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure thereof was made). If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, the Company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal as it determines appropriate.

      The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

ANNUAL REPORT ON FORM 10-K

      A copy of the Company’s combined Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2002 (the “2002 Annual Report”), accompanies this Proxy Statement. An additional copy will be furnished without charge to beneficial stockholders or stockholders of record upon request by mail to Investor Relations, Amazon.com, Inc., P.O. Box 81226, Seattle, Washington 98108-1226. It is also available in digital form for download or review by visiting “Financial Documents and Annual Reports” at www.amazon.com/ir.

HOUSEHOLDING

      If you and others who share your mailing address own Common Stock in street name, meaning through bank or brokerage accounts, you may have received a notice that your household will receive only one annual report and proxy statement from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it, and a single copy of this Proxy Statement and the 2002 Annual Report have been sent to your address. Each stockholder will continue to receive a separate voting instruction form.

      If you would like to receive an individual copy of the 2002 Annual Report or this Proxy Statement, we will promptly send a copy to you upon request by mail to Investor Relations, Amazon.com, Inc., P.O. Box 81226, Seattle, Washington 98108-1226, or by calling 1-800-426-6825. Each document is also available in digital form for download or review by visiting “Financial Documents and Annual Reports” at www.amazon.com/ir.

      If you would like to revoke your consent to householding and in the future receive your own set of proxy materials or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, please contact Householding Department by mail at 51 Mercedes Way, Edgewood, NY 11717, or by calling 1-800-542-1061, and indicate your name, the name of each of your brokerage firms or banks where your shares are held and your account numbers. The revocation of a consent to householding will be effective 30 days following its receipt. You may also have an opportunity to opt in or opt out of householding by following the instructions on your voting instruction form or by contacting your bank or broker.

APPENDIX A

AMAZON.COM, INC

Audit Committee Charter

      (As adopted by the Board of Directors May 10, 2000 and amended on February 15, 2002 and March 27, 2003)

Organization and Membership

      This charter governs the operations of the Audit Committee of the Board of Directors of Amazon.com, Inc. (the “Committee”). The Committee is appointed by the Board of Directors and consists of at least three directors, each of whom will meet Nasdaq Stock Market, Inc. (“NASDAQ”) requirements with respect to independence as determined by the Board. Each member of the Committee will meet NASDAQ requirements regarding financial literacy and, for at least one member of the Committee, accounting or related financial expertise. The Committee reviews and reassesses this charter at least annually and recommends appropriate changes to the Board of Directors.

Statement of Purpose

      The Committee assists the Board of Directors in fulfilling its oversight responsibility relating to:

•	The Company’s financial statements and financial reporting process;

•	The qualifications, independence and performance of the Company’s independent auditors;

•	The performance of the Company’s internal audit function; and

•	The Company’s compliance with legal and regulatory requirements.

      In so doing, the Committee maintains free and open communication with the Company’s independent auditors, internal audit department and management.

Duties and Responsibilities

      Among its specific duties and responsibilities, the Committee performs the following, to the extent it deems necessary and appropriate, consistent with and subject to applicable laws, as well as rules and regulations promulgated by the SEC, NASDAQ or other regulatory authorities:

Financial Statements and Financial Reporting Process

      1.     Annual and Quarterly Financial Reporting: The Committee reviews and discusses with management and the independent auditors the annual audited and quarterly unaudited financial statements and related disclosures included in the Company’s quarterly earnings releases and in the Company’s periodic reports on Form 10-K and 10-Q (including the “Management’s Discussion and Analysis” section and officer certifications). The Chair may represent the entire Committee for the earnings releases and quarterly reviews.

      The Committee recommends to the Board of Directors whether the annual audited financial statements should be included in the Company’s Form 10-K.

      2.     Annual Audit and Communications with Independent Auditors: The Committee reviews and discusses the scope and results of the independent auditors’ annual audit and quarterly reviews of the Company’s financial statements, and any other matters required to be communicated to the Committee by the independent auditors. The Chair may represent the entire Committee for the quarterly reviews.

      3.     Disclosure, Accounting and Financial Controls: The Committee discusses with management, the senior internal audit executive and the independent auditors the adequacy and effectiveness of the

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Company’s disclosure controls and procedures, the adequacy and effectiveness of the Company’s internal controls and procedures for financial reporting and the Company’s risk assessment and risk management policies.

Qualifications, Independence and Performance of the Independent Auditors

      4.     Appointment, Compensation, Retention and Oversight: The independent auditors report directly to the Committee, which is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors. The Company will provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors.

      The Committee considers the independence of the auditors as required by law or regulation. The Committee obtains and reviews a report by the independent auditors describing any relationships between the auditors and the Company, or any other relationships that may adversely affect the independence of the auditors, and discusses with the auditors any disclosed relationships or services that may impact the auditors’ objectivity and independence.

      5.     Approval of Audit and Permitted Non-Audit Services: To the extent required by law or regulation, the Committee reviews and approves in advance all audit and permitted non-audit services to be provided by the independent auditors and establishes related policies and procedures.

      6.     Hiring Former Employees of Independent Auditors: The Committee establishes policies for the Company’s hiring of employees and former employees of the independent auditors.

Performance of the Internal Audit Function

      7.     Internal Audits and Reports: The Committee reviews and discusses with the Company’s senior internal audit executive the overall scope and staffing of the Company’s internal audits. The Committee reviews all significant internal audit reports and management’s responses.

      8.     Senior Internal Audit Executive: The Committee reviews the appointment of individuals to, and any changes in, the senior internal audit position.

Compliance with Legal and Regulatory Requirements

      9.     Legal and Regulatory Review: The Committee reviews legal and regulatory matters that may have a material impact on the Company’s financial statements and reviews the Company’s compliance policies and procedures.

Other Duties

      10.     Complaints: The Committee establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters and for the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting and auditing matters.

      11.     Outside Advisors: The Committee is empowered to investigate any matter brought to its attention and has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to such counsel and other advisors.

      12.     Related Party Transactions: The Committee reviews and approves related-party transactions as required by law or regulation.

Meetings

      The Committee meets at least four times a year, either in person or telephonically, at such times and places as the Committee determines. The Committee periodically meets separately in executive session with the senior internal audit executive and the independent auditors. The Committee reports regularly to the full Board of Directors with respect to its activities.

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PROXY	AMAZON.COM, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned stockholder of Amazon.com, Inc., a Delaware corporation (the “Company”), hereby appoints Jeffrey P. Bezos, Thomas J. Szkutak and L. Michelle Wilson, or any one of them, with full power of substitution in each, as proxies to cast all votes that the undersigned is entitled to cast at the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held at 9:00 a.m., Pacific Time, on May 28, 2003, in the Metropolitan Ballroom of the Sheraton Seattle Hotel & Towers, 1400 6th Avenue, Seattle, Washington 98101, or any adjournment or postponement thereof, with authority to vote upon the matters set forth on the reverse side of this Proxy Card.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. UNLESS DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED:

     •     “FOR” THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED IN THE ACCOMPANYING PROXY STATEMENT;

     •     “AGAINST” THE STOCKHOLDER PROPOSAL DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT; AND

     •     IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS.

     The undersigned hereby acknowledges receipt of the Company’s Proxy Statement in connection with the Annual Meeting and hereby revokes any proxy or proxies previously given.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

- Detach here from proxy voting card. -

You can now access your AMAZON.COM account online.

Access your Amazon.com stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, agent for Amazon.com, Inc., now makes it easy and convenient to get current information on your stockholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com and
follow the instructions shown on this page.

Step 1: FIRST TIME USERS – Establish a PIN You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen. You will also need your Social Security Number (SSN) or Mellon Investor ID available to establish a PIN.

The confidentiality of your personal information is protected using secure socket layer (SSL) technology.

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

Step 2: Log in for Account Access
You are now ready to log in. To access your account enter your:

•	SSN or Investor ID

•	PIN

•	Then click on the Submit button

If you have more than one account, you will be asked to select the appropriate account.

Step 3: Account Status Screen
You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

•	Certificate History

•	Book-Entry Information

•	Issue Certificate

•	Payment History

•	Address Change

•	Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE NOMINEES NAMED IN PROPOSAL 1 AND “AGAINST” PROPOSAL 2.	Mark Here for Address Change or Comments PLEASE SEE REVERSE SIDE	☐

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The Board of Directors recommends a vote FOR Proposal 1.		FOR	WITHHELD FOR ALL
PROPOSAL 1.	ELECTION OF DIRECTORS	☐	☐

Nominees:
01 Jeffrey P. Bezos
02 Tom A. Alberg
03 L. John Doerr
04 William B. Gordon
05 Thomas O. Ryder
06 Patricia Q. Stonesifer

INSTRUCTION: To withhold authority to vote for any nominee(s),write that nominee’s name in the space below.

The Board of Directors recommends a vote AGAINST Proposal 2.		FOR	AGAINST	ABSTAIN
PROPOSAL 2.	STOCKHOLDER PROPOSAL– INDEXED EXECUTIVE OPTIONS	☐	☐	☐

Electronic Distribution:
By checking the box to the right, I consent to future access to annual reports, proxy statements, prospectuses and other materials and stockholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me for any future stockholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.	☐

Dated:	,2003

Signature

Signature if held jointly

Please sign exactly as your name appears on this Voting Form. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer’s title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person’s title and relationship to the partnership.

— Detach here from proxy voting card —

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available until 11:00 PM Eastern Time on May 27, 2003.

Amazon.com encourages you to vote via the Internet.
It is the most cost effective method of voting and saves your Company money.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet	Telephone		Mail
http://www.eproxy.com/amzn	1-800-435-6710

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to submit your vote.	OR	Use any touch-tone telephone to vote
your proxy. Have your proxy card
in hand when you call. You will be
prompted to enter your control
number, located in the box below, then
	follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the 2002 Annual Report and the Proxy Statement in connection with the Annual Meeting on the internet at www.amazon.com/ir